SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2007

U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 248-2002

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

(a) Convertible Note Purchase Agreements

On June 15 and June 20, 2007, respectively, U.S. Helicopter Corporation (“we”, “us” or the “Company”) entered into Convertible Note Purchase Agreements with two investors (the “Investors”), pursuant to which we issued a total of $250,000 in principal amount of convertible notes (the “Notes”). In connection with these financings, we also issued to the Investors warrants (the “Warrants”) to purchase an aggregate of 312,500 shares of our common stock as an inducement to enter into the transactions. The Warrants contain an exercise price of $0.50 per share and are exercisable for a period of five years.

The Notes accrue interest at the rate of 15% per annum, of which 30 days worth of interest was paid in advance on the respective closing dates. We also paid origination fees totaling $12,500 to the Investors upon the closings of the Notes. The Notes, together with accrued and unpaid interest, are convertible at the option of the holders into shares of our common stock at a conversion price equal to $0.50 per share.

The Notes, along with all accrued and unpaid interest, are repayable on the earlier of (a) the first closing of a private placement of our debt or equity securities, or (b) 120 days after the closing of the Notes. Repayment of the Notes is secured by certain of our assets and we are obligated to prepay the Notes out of certain revenues to be received by us.

The proceeds of these financings were used for general working capital purposes.

Issuance of the securities sold in these transactions was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The securities were sold to two accredited investors in private transactions without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale. No commissions were paid in connection with this transaction.

Item 2.03. Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02. Unregistered Sales of Equity Securities

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2007

U.S. HELICOPTER CORPORATION (Registrant)

By:	/s/ John G. Murphy
John G. Murphy Chief Executive Officer and President